EXHIBIT 99.2

Investment Community Conference Call

Wednesday, May 10, 2006, 4:00 PM Eastern

Operator

Good afternoon, ladies and gentlemen, and welcome to the QuadraMed investor conference call. Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question and answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation.

Let me take a moment to reference QuadraMed’s safe harbor statement. The presentations made during this conference call contain forward-looking statements by QuadraMed as defined in Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934 that are subject to risks and uncertainties. The words believe, expect, anticipate, intend, plan, estimate, may, should, could, and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission.

At this time, I would like to introduce Keith B. Hagen, QuadraMed’s President and Chief Executive Officer. Mr. Hagen, please go ahead.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thank you very much, Tamika. Good afternoon, ladies and gentlemen, and thank you for joining us. With me on the call is QuadraMed’s Chief Financial Officer, Dave Piazza. There are also other members of the management team here who may participate in the Q&A. Dave will discuss the financial statements, then I will discuss what I believe are key aspects of the business, after which we’ll take your questions. Dave?

Dave Piazza - QUADRAMED CORP - CFO

Thanks, Keith, and good afternoon, ladies and gentlemen. As you saw from our press release this morning, we reported revenues of $28.9 million for the quarter, a loss from operations of $(2) million, a net loss of $(1.8) million, and EBITDA of $100,000. And as you also noted, we recorded approximately $1.1 million of litigation expenses during the quarter which are primarily related to the MedCath settlement and we recorded also approximately $300,000 of severance expense. Now, had we not experienced these expenses, our results on a pro forma basis would have been a loss from operations of only $(600,000), a net loss of only $(400,000), and we would have had adjusted EBITDA of $1.5 million.

The litigation expenses that we incurred again relate primarily to the MedCath settlement which, as you know from the press release last week, resulted in us paying $2 million to MedCath. At year-end 2005, we anticipated that we would incur additional costs to either resolve the case through mediation or to continue through the litigation calendar, both of which paths would have been directed by the court. But we settled through mediation, and the settlement amount exceeded what we had believed would be our maximum exposure after insurance coverage of costs at that time, and we exceeded that estimate by almost $1 million on a net basis. So we had to take a charge this quarter for that difference. That charge, together with costs of other litigation, amounted to approximately $1.1 million.

Now let’s move on to the quarterly results, excluding the litigation costs. We had revenues of $28.9 million, which are $2.3 million lower than we had in the fourth quarter of 2005. Now almost half of that difference is due to a decrease in perpetual license revenue from our HIM product line. We had a very strong fourth quarter closing out open HIM projects, and this revenue is typically recognized on the completed contract method so when a project is completed, all of the license revenue associated with that product is recognized then. So even though we did reasonably well on these projects in the first quarter for HIM, it was not as strong as the performance we had in the fourth quarter.

Now the remainder of the delta between the quarters is due primarily to license revenue from non-Affinity enterprise installations and most of which are also recognized on the completed contract method.

Now compared to the first quarter of last year, this quarter’s $28.9 million of revenue is $1.5 million lower. This is also almost entirely due to lower license revenue for enterprise products, including Affinity, which is recognized on a percentage of completion basis.

Turning to gross margin, we reported approximately 60% during this quarter, which is lower than we would like, but this reflects the nature of our relatively fixed cost business. Over 60% of our costs of revenues are internally generated costs and most of those are personnel related. Thus, the differences in revenue between the respective quarters that we just talked about, drives most of the reduction in the gross margins from the 62% we reported in Q4 and the 62% we reported in Q1 of last year.

On the operating expense side, removing the $1.1 million of litigation expenses, which are all by the way recorded in the G&A line, total pro forma expenses have declined $300,000 since Q4 of last year. Pro forma G&A was down $700,000, sales and marketing was down $500,000, but software development was up $900,000 compared to that prior quarter.

It should be noted that in Q4 of last year, our bonus expense was unusually low due to a decision by the Company’s board at that time to pay only 70% of the targeted amount for the year. So we adjusted our accrual level down by approximately $1 million during the quarter as a result of this decision, and this reduced the amount of expenses that would have normally been seen in that quarter. So this explains most of the reason why software development expenses, which are primarily personnel driven, appear considerably higher by comparison in this current quarter where we have a fully valued accrual for the 2006 bonus expense.

And compared to Q1 of 2005, our total pro forma expenses are down by $1.3 million. The pro forma G&A is down by $600,000, sales and marketing is down by $600,000 and software development is up by $400,000. In addition, our depreciation and amortization is down by $500,000 between quarters.

Our net loss before preferred stock accretion is $(1.8) million this quarter. But if you look to Exhibit 4 of this morning’s press release, you will see our calculation of pro forma net loss of $(400,000). This compares to a corresponding pro forma net income of $1.2 million in Q4 and a pro forma net loss of $(200,000) in Q1 of 2005. The net decline this quarter from those prior quarters can be attributed to the lower amount of revenue and resultant gross margins than in the comparable quarters, offset in part by the decreases in operating expenses on a pro forma basis.

Now, before I turn the call back to Keith, I want to make a few comments about our balance sheet and cash flow. We have almost $37 million in cash at March 31st compared to $33 million at year-end. Even if you pro forma that cash balance for the $2 million paid for the litigation settlement last week, we still have $35 million in cash. Our cash flow from operations for the quarter was $5.3 million, helped in part by our annual maintenance billings during the quarter, but this also includes the payment in March of our annual bonuses.

And one more thing, our FAS 123R expense. We recorded approximately $270,000 for FAS 123R in the current quarter. And this equates to an annualized amount of approximately $1.1 million, which is our estimate in 2006 of the adoption of this new accounting standard. And as you know, except for the amortization of restricted stock in prior quarters, this expense has been diminimous under the previous method of accounting.

Now, I’ll turn the call over to Keith. Keith?

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thank you, Dave. As I mentioned in our 2005 year-end earnings call, it was anticipated that we would report a net loss for the first quarter of 2006. Of the $1.8 million of net loss, $1.4 million was related to litigation and severance costs. As I also pointed out in the last call, the cost savings measures that we implemented in March won’t be realized until Q2. Again, we expect those cost savings to total approximately $900,000 per quarter.

With the settlement with MedCath, the Company is currently litigation free. That’s something we haven’t been able to say for quite some time.

On the revenue side, we again stayed consistent with our $29 million to $31 million quarterly revenue range. Unfortunately, we were at the low end of that range coming in at $29 million for Q1.

I was very pleased with cash flow from operations of $5.3 million and a cash balance of nearly $37 million. To me, this is a continuing demonstration of the underlying strength of our business.

Our sales pipeline continues to be holding at about $200 million and our sales bookings for Q1 were ahead of our internal plan. Notable Q1 sales included a current multi-entity client who purchased a new license to roll the Affinity product into their new hospital. We do not count this as a new named Affinity sale because it was a purchase by an existing Affinity client. And while it’s a small rehab hospital, it is nonetheless a new hospital running the Affinity applications. Some other larger deals included a $700,000 MPI cleanup contract, a $1.5 million pharmacy contract, which I mentioned on the last call, a $2 million Precise ID contract and a $400,000 TempusOne enterprise scheduling contract. Additionally in Q2, we were awarded a three-year, $2.1 million contract with the State of New Jersey to provide a data mine of claims data. This utilizes our COPE core measuring software. This contract will begin in 2007 after the expiration of our current five-year state contract.

I’m very happy to announce the news you’ve all been waiting to hear. Last week, as a Q2 event, we did indeed sign a brand-new Affinity enterprise contract. This contract has a five-year total value of $3.5 million and represents the full line of QuadraMed products, supporting the Care-based Revenue Cycle process. This is a full Affinity contract with revenue cycle management, full clinicals including CPOE. This contract also includes our HIM suite of products, MPI products, TempusOne enterprise scheduling and pharmacy. It is also the first U.S. sale of our laboratory product and the second sale of our radiology PACS offering. This contract demonstrates what we’ve been talking about for six months. It’s not just about Affinity. It’s about QuadraMed. It’s about QuadraMed having a full suite of products that work together to meet the needs of hospitals and integrated delivery networks. That is why we believe we can be competitive in this market. We not only have best in class rated applications, but we have the full suite of products that meet the needs of our customers. The license and implementation revenue for this contract will be recognized over the 12 to 24-month implementation cycle. Support revenue will be recognized during the support period.

So in summary, we continue to generate strong cash from operations. We continue to execute on our strategic plan. We have broken the glass ceiling with our first new name Affinity sale in 15 months. And we continue to focus on the long-term success of the Company. As I’ve said in previous calls, our focus is on increasing our sales. We will only see top line impact as the revenue is recognized over the implementation time frames. So thank you and Tamika will now open it up for questions.

QUESTION AND ANSWER

Operator

Thank you. The question and answer session will be conducted electronically. [OPERATOR INSTRUCTIONS] We will take as many questions as time permits and we will take them in the order that you signal us. Once again, that is star 1 if would you like to ask a question, and we will pause for just a moment to assemble our roster. We’ll take our first question from Joe Colquhoun from Avenue Capital.

Joe Colquhoun - Avenue Capital - Analyst

Hi, guys.

Dave Piazza - QUADRAMED CORP - CFO

Hi, Joe

Keith B. Hagen - QUADRAMED CORP - President, CEO

Hi, Joe.

Joe Colquhoun - Avenue Capital - Analyst

I was very gratified to see that on an adjusted basis, we were over $1.5 million in EBITDA on a quarter that, where sales may be gross for a little bit less than we’d been looking for and gross margins maybe a little bit, as you said, a little disappointing at 60% or still healthy 60%. And I was also gratified to see the cash build in the quarter. But it’s also very exciting to see the new name Affinity contract and maybe Keith could tell us perhaps a little more about some of the modules there, the lab and radiology, since it’s the first sale of the lab product in the U.S. and only the second in radiology, and then maybe what the outlook is for those products across other QuadraMed customers?

Keith B. Hagen - QUADRAMED CORP - President, CEO

Great, sure. Thanks, Joe. Obviously we’re very, very excited about this new contract, and we’ve kind of described it internally as the very first QuadraMed contract because it truly is a QuadraMed contract. It’s a client who was working with QuadraMed to provide products and services to solve their business needs as opposed to again what the business used to be focused on is this product versus this product versus this product. So it is the full suite of products. It is very close to every product that we have. From Affinity clinical, Affinity revenue cycle management, the HIM suite, pharmacy and very significantly, the lab and radiology. We have been very focused internally at how to start to make progress rolling our lab system out. Our focus is not to go out and be a stand-alone lab vendor, but rather to have a lab and radiology product that’s integrated in with our clinicals so that we can offer that to anybody who’s running the Affinity clinicals and show them the value-add of having that integrated laboratory system. And a stumbling block for that has been the lack of a U.S. reference site. We have a lot of customers in the U.K. and in Australia and in New Zealand who are running these systems and have them interface with all the latest laboratory equipment. But yet it’s, those places are a long way away and it’s hard to take people there for reference sites and site visits. So we’re very excited about having an opportunity to roll the lab product out and have that be successful. To have and then to have our second radiology site, our first site up and running and live and integrated with PACS. So, we’re excited about that, and we certainly hope that that’s going to help drive the sales pipeline forward. Again, it gets over that objection that people have that they don’t have a place in the States that they can go and look. So, yes, we’re very happy about it and it’s most exciting because it’s not just an Affinity deal. We could have been announcing an Affinity revenue cycle management only contract. That certainly would have been a new name Affinity contract and we would be very excited about that and certainly seek those out. But this is even bigger than that, because it is truly a full suite of products. The products support the full Care-based Revenue Cycle process, and we’re looking forward to the successful rollout of this contract.

Joe Colquhoun - Avenue Capital - Analyst

Keith, how soon will that be up and operational so you can use it as a reference site in the U.S. for other customers?

Keith B. Hagen - QUADRAMED CORP - President, CEO

Over the next 30 days, the way the contract works is that over the next 30 days, the implementation plan will be worked out with the client. We anticipate that a majority of the applications will be live within 12 months and we anticipate all of them being live within 24 months, and obviously that just depends on the resources that the client has and mutually agreeing to that rollout. But generally speaking, we believe that that’s how it’s going to fall out.

Joe Colquhoun - Avenue Capital - Analyst

Do you have other new names looking at this kind of package now?

Keith B. Hagen - QUADRAMED CORP - President, CEO

Yes. We just recently went through. We had all of the Affinity new business sales reps sit down and present their top prospects with the executive team so that we could talk about the prospects and brainstorm about how to move those businesses forward. Some of those are Affinity-only and some of those are full suite product offerings. So yes, we have some of those in the pipeline for sure.

Joe Colquhoun - Avenue Capital - Analyst

Great. Thank you very much.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thank you, Joe.

Operator

We’ll go next to J Hingorani with Thompson Davis and Company.

J Hingorani - Thompson Davis and Company - Analyst

Hi, Keith. Real quick on the new Affinity contract, is that $3.5 million?

Keith B. Hagen - QUADRAMED CORP - President, CEO

$3.5 million over the five years.

J Hingorani - Thompson Davis and Company - Analyst

Five years, and that’s everything, right?

Keith B. Hagen - QUADRAMED CORP - President, CEO

That’s just about everything that we have, yes.

J Hingorani - Thompson Davis and Company - Analyst

Hardware and all those goods and services?

Keith B. Hagen - QUADRAMED CORP - President, CEO

Yes. That includes hardware, implementation and license.

J Hingorani - Thompson Davis and Company - Analyst

Okay, and are you going to name the customer or no?

Keith B. Hagen - QUADRAMED CORP - President, CEO

Yes, we are. What — you’ll see a press release coming out probably within the next week or two. All of our contracts have mutual agreement on press releases because these hospitals have; they want to make sure they know how their name is being used and how it’s being presented. We felt that obviously we were very excited about this. We felt it was an important event for the Company and so we wanted to announce it as soon as we could. And then there will be a press release again coming out within the next week or two that will give more details on the customer.

J Hingorani - Thompson Davis and Company - Analyst

Okay, and then just to go over something you talked about in the last conference call, the cost expense reduction. You’re starting to expect that, you’re expecting that to begin in the second quarter.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Yes, for the most part. We had reduced our workforce, and that was effective basically the middle of March. So we only had two weeks impact of that offset by the severance charges.

J Hingorani - Thompson Davis and Company - Analyst

Okay.

Keith B. Hagen - QUADRAMED CORP - President, CEO

So that takes full effect. The other cost savings is we’ve saved a lot of money on telecommunications based on some creative things that our operations group has done and those things are - take effect as kind of the year goes on.

J Hingorani - Thompson Davis and Company - Analyst

So going forward, do you expect to continue to have severance charges offsetting your cost savings?

Keith B. Hagen - QUADRAMED CORP - President, CEO

No. All the severance charges related to that event were taken in the first quarter.

J Hingorani -Thompson Davis and Company - Analyst

Okay. So now we should start seeing and I think you said it was $6.3 annualized?

Keith B. Hagen - QUADRAMED CORP - President, CEO

$3.6. $3.6 million annualized, $900,000 a quarter.

J Hingorani - Thompson Davis and Company - Analyst

Okay, I’m sorry. I was being dyslexic that day. Great, I’ll get back in the queue and I’ll let somebody else go.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Great, thanks, J.

Operator

We’ll take our next question from Gene Mannheimer with Caris & Company.

Gene Mannheimer - Caris & Company - Analyst

Hi, Keith, and congrats. Nice quarter.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thanks, Gene.

Gene Mannheimer - Caris & Company - Analyst

My question is, could you define for us at least how you define the pipeline and whether you can break that out across Affinity, HIM and other or you prefer to combine it? Thank you.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thanks, Gene. Yes, we absolutely combine them. We’ve been running at about $200 million which I’m pleased with because obviously as we sell things, they come out of the pipeline and we have to be putting new stuff in to keep the pipeline full. We’ve done a lot of work over the last six months, led by Jim Milligan, our Senior VP of Sales, to have as clean a pipeline as we can. The things that go into the pipeline, we believe, will close with somebody winning the deal within the next year so we try to control what goes in there. But we do look at it as a full pipeline. Because we have so many different products and so many different things going on, we’re really focused at how do we drive sales out of the pipeline? And if we can do a lot of sales like I’ve mentioned with Precise ID, we’re happy to do that. But no, we don’t break it down as far as externally to the individual product lines within that pipeline.

Gene Mannheimer - Caris & Company - Analyst

Okay. So if you expect a sale to be decided or to close within a year, do you forecast, say, QuadraMed’s probability of winning that, whether the one of three finalists or 50%? Do you get down to that level?

Keith B. Hagen - QUADRAMED CORP - President, CEO

Yes, absolutely. We do a couple of things. One is the pipeline is made up of three levels, A, B and C prospects. Those talk about how far we are along, what percentage we think we are of winning the deal, those sorts of things. For all the big deals, like the Affinity contracts, we have detailed account plans for each of those that spell out who the incumbents are, who the competitors are, what our position is, and what our plan is to communicate our value proposition to those organizations. So all of that is done as part of the pipeline management, if you will.

Gene Mannheimer - Caris & Company - Analyst

Great. Thanks again.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thanks, Gene.

Operator

As a reminder, that is star 1 if would you like to ask a question today. We’ll go next to Julian Allen with Cannell Capital.

Julian Allen - Cannell Capital - Analyst

Hey, guys, good afternoon. Congratulations on the account win and on the quarter.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thanks, Julian.

Julian Allen - Cannell Capital - Analyst

I just have a couple of administrative questions. One is, and you guys did comment on this on the last call. Day sales outstanding, up a little bit this quarter. You mentioned last time around that you are now fully implemented on PeopleSoft and getting invoices out. But can you comment you’re about 86 days up, eight days sequentially, how you see that evolving over the next few quarters?

Dave Piazza - QUADRAMED CORP - CFO

Julian, this is Dave. We expect that through some management initiatives that we have within the Company that we embarked on in the first quarter that that DSO will go down over the course of the year. The primary reason why it spiked a little bit in the first quarter is that we sent out most of our annual maintenance billings in the first quarter for all of our enterprise products as well as some of our other products so that caused the A/R in the months of February and March, in particular, to be higher than usual, but we collected a lot of those, too. So I would think that particular event alone caused us to have a little bit of increase there. As the year goes on, we’re going to collect those, collect those down, more aggressive approach to receivables. That will reduce it even further.

Julian Allen - Cannell Capital - Analyst

Great. And then second question, can you update us on the 3M situation?

Keith B. Hagen - QUADRAMED CORP - President, CEO

Sure. The 3M situation, just to make sure everybody knows, we had put in a risk in our 10-K related to a 3M contract and we took that out in the Q because we’ve been successful in negotiations with them. So we had a situation where there was a 3M product that we had installed at 27 of our HIM customer sites that 3M was going to not renew our license for. We were able to work with 3M and work it out so that we will be able to continue to provide licenses and ongoing support and interface to that 3M product for those 27 customers for as long as QuadraMed and the customers want to do so. So that took that risk away. We can continue to support those customers and there’s no risk of losing our revenue stream because we can’t interface to that third party product. And then going forward, we were very pleased that we’ve been able to work with 3M so that we have a go-forward offering for new clients. It’s a little bit different flavor from the one that we had but we think is satisfactory. So as a result, we’ve taken that out as a risk because we’ve been able to make significant progress in working with 3M on both the existing clients and go forward.

Julian Allen - Cannell Capital - Analyst

Great. Well, keep up the good work. Look forward to seeing you soon.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thanks, Julian.

Dave Piazza - QUADRAMED CORP - CFO

Thank you.

Operator

As a final reminder, that is star 1 if you would like to ask a question. We will go next to Chris Cook with Zazove.

Chris Cook - Zazove - Analyst

Hi, thanks for taking my question. Just wanted to make or hear you guys’ thoughts on the increase in deferred revenue. I assume that’s because people re-up for service and maintenance contracts at the beginning of the year and that deferred revenue will radically decline over the balance of the year?

Keith B. Hagen - QUADRAMED CORP - President, CEO

Yes, that’s primarily it, Chris.

Chris Cook - Zazove - Analyst

Okay. That’s my only question, thanks.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thanks, Chris.

Operator

And there appears to be no further questions at this time. Mr. Hagen, I will turn the conference back over to you for any additional or closing remarks.

Keith B. Hagen - QUADRAMED CORP - President, CEO

Thank you, Tamika, and thank you everybody for joining us on the call, and appreciate your time. Thanks.

Dave Piazza - QUADRAMED CORP - CFO

Thank you.

Operator

And that does conclude today’s conference. We thank you for your participation. You may now disconnect.